UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2004

PACIFIC SUNWEAR OF CALIFORNIA, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue
Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)

(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with Greg H. Weaver’s previously-announced transition from Chief Executive Officer to Executive Chairman of Pacific Sunwear of California, Inc. (the “Company”) effective April 1, 2005, the Company and Mr. Weaver have agreed to amend Mr. Weaver’s amended and restated employment agreement with the Company. Pursuant to the amendment, Mr. Weaver’s time commitment to the Company in his role as Executive Chairman will be approximately 40% of full-time employment beginning on April 1, 2005, and will be reduced to 30% of full-time employment beginning on April 1, 2006 through March 31, 2007. Under the amended agreement, Mr. Weaver will receive a base salary of $400,000 per year beginning on April 1, 2005. Effective April 1, 2006, Mr. Weaver’s base salary will be $300,000 per year until March 31, 2007, at which time Mr. Weaver’s employment agreement with the Company will terminate. Mr. Weaver will also be granted nonqualified stock options to purchase 75,000 and 50,000 shares of the Company’s common stock on April 1, 2005 and April 1, 2006, respectively, in each case with an exercise price at fair market value on the date of grant and vesting over three years. All other terms of Mr. Weaver’s amended and restated employment agreement remain in full effect. The full text of the amendment to Mr. Weaver’s employment agreement is included as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Amendment No. 1 to Amended and Restated Employment Agreement dated December 13, 2004, between the Company and Greg H. Weaver

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2004	Pacific Sunwear of California, Inc.
/s/ SETH JOHNSON
Seth Johnson
Chief Operating Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment No. 1 to Amended and Restated Employment Agreement dated December 13, 2004, between the Company and Greg H. Weaver